EXHIBIT 4(f)

                                WARRANT AGREEMENT
                                -----------------

         This Warrant Agreement (the "Agreement"), made and entered into as of _____________, 2002, by and between RELM WIRELESS CORPORATION, a Nevada corporation (the "Company"), and AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Warrant Agent (the "Warrant Agent").

                                    RECITALS
                                    --------

         WHEREAS, in connection with the offering of ________ rights ("Rights"), each Right will entitle the holder thereof to purchase a Unit (the "Units"), consisting of one share of the Company's common stock, par value $.60 per share (the "Common Stock") and one Common Stock Purchase Warrant (the "Warrants"), at a purchase price of $____ per Unit (the "Subscription Price"); and

         WHEREAS, the Units will trade on the NASDAQ SmallCap Market under the symbol RelmU, until the Initial Exercise Date, or such earlier date that is ten days after the date that the Company files a Form 8-K disclosing the press release of the announcement that Noble International Investments, Inc. (the "Underwriter") declared all such Units separated (the "Separation Date"); and

         WHEREAS, on the Separation Date, without any action required of the record holders of the Units, Company or other parties, the Units shall automatically be cancelled and, the record holder of such Units shall receive one share of Common Stock, and one Warrant for each Unit held; and, as soon after the Separation Date as is practicable, the Transfer Agent with respect to the Common Stock and the Warrant Agent with respect to the Warrants shall mail or otherwise deliver to the holders of Units at the close of business on the Separation Date, a certificate or certificates (registered in the name of such holder) for the shares of Common Stock and Warrants to which such holder is entitled.



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         WHEREAS, beginning on the Initial Exercise Date, each Warrant will entitle the holder thereof to purchase one share of Common Stock at an exercise price of $____ per share through ____________, 2006, subject to adjustment in the event of specified changes in the capitalization of the Company or certain additional issuances of the Company's securities; and

         WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and redemption of the Warrants, the issuance of the certificates representing the Warrants (the "Warrant Certificates"), the exercise of the Warrants, and the rights of the holders thereof.

         NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the Warrant Certificates and the respective rights and obligations thereunder of the Company, the Registered Holders and the Warrant Agent, the parties hereto agree as follows.

                             SECTION 1. DEFINITIONS.
                             -----------------------

         As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

         1.1. "Common Stock" shall mean stock of the Company of any class, whether now or hereafter authorized, which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage, which as of September 30, 2001, consists of 20,000,000 authorized shares of Common Stock, $.60 par value.

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         1.2. "Corporate Office" shall mean the office of the Warrant Agent (or its successor) where, at any particular time its principal business shall be administered. Such office is located at the date hereof at 59 Maiden Lane, Plaza Level, New York, NY 10038.

         1.3. "Exercise Date" shall mean the date on which the Warrant Agent shall have received both (a) the Warrant Certificate representing such Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (b) payment in cash, or by official bank or certified check made payable to the Company, of an amount in lawful money of the United States of America equal to the applicable Purchase Price.

         1.4. "Initial Exercise Date" shall mean __________, 2003.

         1.5. "Purchase Price" shall mean the purchase price to be paid upon exercise of each Warrant in accordance with the terms hereof, which price shall be $____ per share through the date which is the third anniversary of the Initial Exercise Date, subject to adjustment from time to time pursuant to the provisions of Section 8 hereof.

         1.6. "Registered Holder" shall mean the person in whose name any certificate representing Warrants shall be registered on the books maintained by the Warrant Agent pursuant to Section 6.

         1.7. "Standby Underwriting Agreement" means that Standby Underwriting Agreement, dated _______, 2002, between the Company and the Underwriter.

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         1.8. "Transfer Agent" shall mean American Stock Transfer and Trust
Company, as the Company's transfer agent, or its authorized successor, as such.

         1.9. "Underwriter's Warrant" shall mean the warrant to purchase Units issued by the Company to the Underwriter on _________, 2002.

         1.10. "Warrant Expiration Date" shall mean 5:00 p.m., New York City time, on __________, 2006, provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then 5:00 p.m., New York City time, on the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close. Upon notice to the Registered Holder, the Company shall have the right to extend the expiration date of the Warrants.

            SECTION 2. WARRANTS AND ISSUANCE OF WARRANT CERTIFICATES.
            ---------------------------------------------------------

         2.1. A Warrant shall initially entitle the Registered Holder of the Warrant Certificate representing such Warrant to purchase one share of Common Stock upon the exercise thereof, in accordance with the terms hereof, subject to modification and adjustment as provided in Section 8.

         2.2. On or before the Separation Date, the Company shall furnish the Warrant Agent with a sufficient quantity of blank Warrant Certificates and from time to time will renew such supply upon the reasonable request of the Warrant Agent. Such blank Warrant Certificates shall be properly signed by the officers of the Company authorized by law and in accordance with the Company's by-laws, to sign such Warrant Certificates and, if requested by the Warrant Agent, shall bear the corporate seal or a facsimile thereof. Upon written order of the Company signed by its President and by its Secretary, the Warrant Certificates shall be manually countersigned and shall not be valid for any purpose unless so countersigned, issued and delivered by the Warrant Agent pursuant to this Agreement.

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         2.3. From time to time, up to the Warrant Expiration Date, the Transfer
Agent shall countersign and deliver stock certificates in required whole number denominations representing up to an aggregate of ________ shares of Common Stock (plus additional shares pursuant to Sections 2.5 and 2.6), subject to adjustment as described herein, upon the exercise of the Warrants in accordance with this Agreement.

         2.4. From time to time, up to the Warrant Expiration Date, the Warrant Agent shall countersign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except to:

                  (a) those initially issued hereunder,

                  (b) those issued on or after the Separation Date, upon the exercise of fewer than all Warrants represented by the respective Warrant Certificate, to evidence any unexercised Warrants held by the exercising Registered Holder,

                  (c) those issued upon any transfer or exchange pursuant to
Section 6;

                  (d) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7;

                  (e) at the option of the Company, in such form as may be approved by its Board of Directors, to reflect any adjustment or change in the Purchase Price, or the number of shares of Common Stock purchasable upon exercise of the Warrants; and

                  (f) pursuant to Sections 2.5 and 2.6 below.

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          2.5. From time to time, upon exercise of the Underwriter's overallotment option pursuant to the Standby Underwriting Agreement and upon receipt of written instructions from the Company, the Warrant Agent shall counter-sign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto and the Transfer Agent shall deliver Common Stock certificates upon exercise of the Warrants.

          2.6. From time to time, upon exercise of the Underwriter's Warrant and the underlying Warrants and upon receipt of written instructions from the Company, the Warrant Agent shall counter-sign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto and the Transfer Agent shall deliver Common Stock certificates upon exercise of the Underwriter's Warrant and the Warrants.

             SECTION 3. FORM AND EXECUTION OF WARRANT CERTIFICATES.
             ------------------------------------------------------

         3.1. The Warrant Certificates shall be substantially in the form attached hereto as Exhibit A (the provisions of which are incorporated herein by reference) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage. The Warrant Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen, or destroyed Warrant Certificates) and issued in registered form. Warrants shall be numbered serially with the letters RO.

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         3.2. Warrant Certificates shall be properly signed on behalf of the
Company by officers of the Company authorized by law and in accordance with the Company's by-laws to sign such Warrant Certificates, and shall have imprinted thereon a facsimile of the Company's seal. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before the date of issuance of the Warrant Certificates or before countersignature by the Warrant Agent, such Warrant Certificate may be issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company. After countersignature by the Warrant Agent, Warrant Certificates shall be delivered by the Warrant Agent to the Registered Holder without further action by the Company, except as otherwise provided by Section 4 hereof.

                              SECTION 4. EXERCISE.
                               -------------------

         4.1. Each Warrant may be exercised by the Registered Holder thereof at any time on or after the Initial Exercise Date, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the Warrant Certificate. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the person entitled to receive the Common Stock deliverable upon such exercise shall be treated for all purposes as the holder upon exercise thereof as of the close of business on the Exercise Date. As soon as practicable on or after the Exercise Date, the Warrant Agent shall deposit the proceeds received from the exercise of a Warrant and shall notify the Company in writing, by mail or by telecopy of the exercise of the Warrants. Promptly following, and in any event within three (3)


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days after the date of such notice from the Warrant Agent, the Warrant Agent, on behalf of the Company, shall cause to be issued and delivered by the Transfer Agent, to the person or persons entitled to receive the same, a certificate or certificates for the securities deliverable upon such exercise, (plus a Warrant Certificate for any remaining unexercised Warrants of the Registered Holder) unless within 24 hours of the receipt of the notice, the Company shall instruct the Warrant Agent by telecopy to refrain from causing such issuance of Warrant Certificates pending clearance of checks received in payment of the Purchase Price pursuant to such Warrants. Subject to Section 4.2 below, upon the exercise of any Warrant and clearance of the funds received, the Warrant Agent shall promptly remit the payment received for the Warrant to the Company or as the Company may direct in writing.

         4.2 At any time upon the exercise of Warrants after the Initial Exercise Date, the Warrant Agent shall, on a daily basis, within two business days after such exercise, notify Underwriter, its successors or assigns of the exercise of any such Warrants and shall, on a weekly basis (subject to collection of funds constituting the tendered Purchase Price, but in no event later than five business days after the last day of the calendar week in which such funds were tendered), remit to Underwriter an amount equal to five percent of the Purchase Price of such Warrants being then exercised, unless Underwriter shall have notified the Warrant Agent that the payment of such amount with respect to such Warrant is violative of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules and regulations of the National Association of Securities


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Dealers, Inc. ("NASD") or applicable state securities or "blue sky" laws, or the
Warrants are the warrants underlying the Underwriter's Warrants, in which event the Warrant Agent shall pay such amount to the Company; provided, however, that, the Warrant Agent shall not be obligated to pay any amounts pursuant to this
Section 4.2 during any week that such amounts payable are less than $1,000 and the Warrant Agent's obligation to make such payments shall be suspended until the amount payable aggregates $1,000, and provided further, that, in any event, any such payment (regardless of amount) shall be made not less frequently than monthly.

        SECTION 5. RESERVATION OF SHARES; LISTING; PAYMENT OF TAXES; ETC.
        -----------------------------------------------------------------

         5.1. The Company's Certificate of Incorporation, as amended, authorizes the issuance of 20,000,000 shares of Common Stock. As of September 30, 2001, the Company had outstanding 5,346,174 shares of Common Stock. The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Warrants, such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge); and that upon issuance, such shares shall be listed on the NASDAQ SmallCap Market or each national securities exchange, if any, on which the other shares of outstanding Common Stock of the Company are then listed.

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         5.2. The Company covenants that if any securities to be reserved for the purpose of exercise of Warrants hereunder require registration with, or approval of, any governmental authority under any Federal securities law before such securities may be validly issued or delivered upon such exercise, then the Company will in good faith and as expeditiously as reasonably possible, endeavor to secure such registration or approval. The Company will use reasonable efforts to obtain appropriate approvals or registrations under state "blue sky" securities laws. With respect to any such securities, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful. The Warrant Agent will not have any duty or responsibility for determining if the registration would be unlawful.

         5.3. The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance, or delivery of any shares upon exercise of the Warrants; provided, however, that if the shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

         5.4. The Warrant Agent is hereby irrevocably authorized to requisition the Company's Transfer Agent from time to time for certificates representing shares of Common Stock required upon exercise of the Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions. The Company will file with the Warrant Agent a statement setting forth the name and address of the Transfer Agent of the Company for shares of Common Stock issuable upon exercise of the Warrants.

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                SECTION 6. EXCHANGE AND REGISTRATION OF TRANSFER.
                -------------------------------------------------

         6.1. Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Warrants of the same class or may be transferred in whole or in part. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and upon satisfaction of the terms and provisions hereof, the Company shall execute and the Warrant Agent shall countersign, issue and deliver in exchange therefor the Warrant Certificate or Certificates which the Registered Holder making the exchange shall be entitled to receive.

         6.2. The Warrant Agent shall keep at its office, books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof in accordance with its regular practice. Upon due presentment for registration or transfer of any Warrant Certificate at such office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants of the same class.

         6.3. With respect to all Warrant Certificates presented for registration or transfer, or for exchange or exercise, the Warrant Agent shall from time to time register the transfer, exchange or exercise of any outstanding Warrant Certificate upon records maintained by the Warrant Agent for such purpose upon surrender of such Warrant Certificate to the Warrant Agent, accompanied by appropriate instruments of transfer in a form satisfactory to the Company and the Warrant Agent and duly executed by the Registered Holder or a duly authorized attorney.

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         6.4. A service charge may be imposed by the Warrant Agent for registration, or transfer or for exchange of Warrant Certificates. In addition, the Company may require payment by such holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

         6.5. All Warrant Certificates surrendered for exercise or for exchange in case of mutilated Warrant Certificates shall be promptly canceled by the Warrant Agent and thereafter retained by the Warrant Agent until termination of this Agreement or resignation as Warrant Agent, or, disposed of or destroyed, at the direction of the Company, within the retention guidelines prescribed by any Federal, State or banking regulatory authority.

         6.6. Prior to due presentment for registration or transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

                         SECTION 7. LOSS OR MUTILATION.
                         ------------------------------

         7.1. Upon receipt by the Company and the Warrant Agent of evidence satisfactory to them of the ownership of and loss, theft, destruction or mutilation of any Warrant Certificate and (in case of loss, theft or destruction) of indemnity satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Warrant Agent shall (in the absence of notice to the Company and/or Warrant Agent that the Warrant Certificate has been acquired by a bona fide purchaser) countersign and deliver to the Registered Holder in lieu thereof a new Warrant Certificate of like tenor representing an equal aggregate number of Warrants of that same class. Applicants for a substitute Warrant Certificate shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

          SECTION 8. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES
                          OF COMMON STOCK OR WARRANTS.
          ------------------------------------------------------------

         8.1. The Company may elect, upon any adjustment of the Purchase Price hereunder, to adjust the number of Warrants of each or any class outstanding, in lieu of the adjustment in the number of shares of Common Stock purchasable upon the exercise of each Warrant as hereinabove provided, so that each Warrant outstanding after such adjustment shall represent the right to purchase one share of Common Stock. Each Warrant held of record prior to such adjustment of the number of Warrants of each or any class shall become that number of Warrants (calculated to the nearest tenth) determined by multiplying the number one by a fraction, the numerator of which shall be the Purchase Price in effect immediately prior to such adjustment and the denominator of which shall be the Purchase Price in effect immediately after such adjustment. Upon each adjustment of the number of Warrants pursuant to this Section 8.1, the Company shall, as promptly as practicable, cause to be distributed to each Registered Holder of Warrant Certificates on the date of such adjustment Warrant Certificates evidencing, subject to Section 9 hereof, the number of additional Warrants of each class to which such Registered Holder shall be entitled as a result of such adjustment or, at the option of the Company, cause to be distributed to such Registered Holder in substitution and replacement for the Warrant Certificates held by him prior to the date of adjustment (and upon surrender thereof, if required by the Company) new Warrant Certificates evidencing the number of Warrants of each class to which such Registered Holder shall be entitled after such adjustment.

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         8.2. In case of any reclassification, capital reorganization, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that:

                  (a) each holder of a Warrant then outstanding shall have the right thereafter, by exercising such Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock that might have been purchased upon exercise of such Warrant immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8.2; and

                  (b) new management of the Company will be obligated to maintain a current prospectus with respect to the Warrants until the Warrant Expiration Date. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

         8.3. Irrespective of any adjustments or changes in the Purchase Price or the number of shares of Common Stock purchasable upon exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Warrant Certificates pursuant to Section 2.4 hereof, continue to express the Purchase Price per share, and the number of shares purchasable thereunder in the Warrant Certificates when the same were originally issued.

         8.4 If the Company, at any time while the Warrants are outstanding, (i) shall pay a stock dividend (except scheduled dividends paid on preferred stock that contain a stated dividend rate) or otherwise make a distribution or distributions on shares of its Common Stock or on any other class of capital stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, the Purchase Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

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         8.5. If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to holders of this Warrant) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in this Section 8), then in each such case the Purchase Price shall be determined by multiplying the Purchase Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Purchase Price determined as of the record date mentioned above, and of which the numerator shall be such Purchase Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Company's independent certified public accountants that regularly examine the financial statements of the Company.

         8.6. Except in the case of the Company issuing rights to subscribe for shares of Common Stock distributed to all the holders of the Common Stock and the exercise of such rights or the exercise of any stock, warrants or options or stock appreciation rights that may hereafter be exercised under any employee benefit plan of the Company now existing, if the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while unexpired Warrants issued hereunder are outstanding, shall issue (i) shares of Common Stock at a price per share (an "Issuance Price") that is less than the lower of eighty-five (85%) percent of the closing bid price of the Common Stock on the date of such issuance or the Purchase Price


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(the "Trigger Price") or (ii) rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents"), entitling any person to acquire shares of Common Stock at an Issuance Price that is less than the Trigger Price (if the holder of the Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices, receives shares of Common Stock at a conversion or exercise price less than the Trigger Price, such issuance shall be deemed to have occurred for less than the Trigger Price), then the Purchase Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock that the price paid for such shares of Common Stock or Common Stock Equivalents would purchase at the Purchase Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, provided, that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made upon exercise of the Warrants.

         8.6. After each adjustment of the Purchase Price pursuant to this
Section 8, the Company will promptly prepare a certificate signed by the President and by the Secretary or an Assistant Secretary, of the Company setting forth:

                  (a) the Purchase Price as so adjusted,

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                  (b) the number of shares of Common Stock purchasable upon
exercise of each Warrant after such adjustment, and, if the Company shall have elected to adjust the number of Warrants, the number of Warrants to which the Registered Holder of each Warrant shall then be entitled, and

                  (c) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with the Warrant Agent and cause a brief summary thereof to be sent by ordinary first class mail to each registered holder of Warrants at his last address as it shall appear on the registry books of the Warrant Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the Registered Holder to whom the Company failed to mail such notice, or except as to the Registered Holder whose notice was defective. The affidavit of an officer of the Warrant Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

         8.7. As used in this Section 8, the term "Common Stock" shall mean and include the Company's Common Stock authorized on the date of the original issue of the Warrants and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Company; provided, however, that the shares issuable upon exercise of the Warrants shall include only shares of such class designated in the Company's Certificate of Incorporation as Common Stock on the date of the original issue of the Warrants or (i), in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Section 8.2 hereof, the stock, securities or property provided for in such section or (ii), in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon exercise of the Warrants as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

         8.8. Any determination as to whether an adjustment in the Purchase Price in effect hereunder is required pursuant to Section 8, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Warrants and the Company if made in good faith by the Board of Directors of the Company.

         8.9. The Warrant Agent assumes no responsibility for any determination under this Section and will act only in accordance with the written directions of the Company and its counsel.

              SECTION 9. FRACTIONAL WARRANTS AND FRACTIONAL SHARES.
              -----------------------------------------------------

         9.1. If the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Section 8 hereof, the Company shall nevertheless not be required to issue fractions of shares, upon exercise of the Warrants or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

                  (a) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board, the current value shall be the last reported sale price of the Common Stock on such exchange on the last business day prior to the date of exercise of this Warrant or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or

                  (b) If the Common Stock is not listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board, the current value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date of the exercise of this Warrant; or

                  (c) If the Common Stock is not so listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board and bid and asked prices are not so reported by the National Quotation Bureau, Inc., the current value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

                       SECTION 10. REDEMPTION OF WARRANTS.
                       -----------------------------------

         10.1. Beginning on the Initial Exercise Date, the Warrants are redeemable by the Company on not less than thirty (30) days' prior written notice at a redemption price of $.10 per Warrant, provided the closing sale price of the Common Stock as reported on any national securities exchange, the NASDAQ Stock Market, if traded thereon, or if not traded thereon, the last reported sale price on the OTC Bulletin Board (or other reporting system that provides last sale prices) or any other markets, has been at least 150% of the then current Purchase Price for 20 consecutive trading days, subject to the right of the Registered Holder to exercise such Warrants prior to redemption. Any redemption in part shall be made pro rata to all Registered Holders. The Company and its legal counsel will confirm such notice of redemption with the Warrant Agent prior to the date of redemption.

         10.2. In the event the Company exercises its right to redeem the Warrants, it shall give or cause to be given notice to the Registered Holders of the redeemable Warrants, by mailing to such Registered Holders a notice of redemption, first class, postage prepaid, within ten (10) calendar days of the aforementioned twenty (20) consecutive trading days and not later than the thirtieth (30th) day before the date fixed for redemption, at their last address as shall appear on the records of the Warrant Agent. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice. At the time of the mailing to the Registered Holders of the Warrants of the notice of redemption, the Company shall deliver or cause to be delivered to Underwriter a similar notice telephonically and confirmed in writing together with a list of the Registered Holders (including their respective addresses and number of Warrants beneficially owned) to whom such notice of redemption has been or will be given.

         10.3. The notice of redemption shall specify (i) the redemption price,
(ii) the date fixed for redemption, (iii) the place where the Warrant Certificate shall be delivered and the redemption price shall be paid, (iv) that Underwriter is the Company's exclusive warrant solicitation agent and shall receive the commission contemplated by Section 4 hereof, and (v) that the right to exercise the Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the date fixed for redemption. The date fixed for the redemption of the Warrants shall be the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Warrant Agent or the Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

         10.4. Any right to exercise a Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. The redemption price payable to the Registered Holders shall be mailed to such persons at their address of record.

         10.5. The Company shall indemnify Underwriter and each person, if any, who controls Underwriter within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Act") or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from the registration statement or prospectus referred to in Section 5.2 hereof to the same extent and with the same effect (including the provisions regarding contribution) as the provisions pursuant to which the Company has agreed to indemnify Underwriter contained in Section 9 of the Standby Underwriting Agreement.

         10.5. Five business days prior to the Redemption Date, the Company shall furnish to Underwriter (i) an opinion of counsel to the Company, dated such date and addressed to Underwriter, and (ii) a "cold comfort" letter dated such date addressed to Underwriter, signed by the independent public accountants who have issued reports on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letters, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities, including, without limitation, those matters covered in Section 6(e) and (g) of the Standby Underwriting Agreement.

         10.6. The Company shall as soon as practicable after the Redemption Date, and in any event within 15 months thereafter, make "generally available to its security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least 12 consecutive months beginning after the Redemption Date.

         10.7. The Company shall deliver within five business days prior to the Redemption Date copies of all correspondence between the Securities and Exchange Commission ("Commission") and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to such registration statement and permit Underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules or the NASD. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as Underwriter shall reasonably request.

              SECTION 11. WARRANT HOLDERS NOT DEEMED STOCKHOLDERS.
              ----------------------------------------------------

         11.1. No Registered Holder shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of such Warrants for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the Registered Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such Registered Holder shall have exercised such Warrants and been issued shares of Common Stock in accordance with the provisions hereof.

                          SECTION 12. RIGHTS OF ACTION.
                          -----------------------------

         12.1. All rights of action with respect to this Agreement are vested in the respective Registered Holders, and any Registered Holder, without consent of the Warrant Agent or of the holder of any other Warrant, may, on his own behalf and for his own benefit, enforce against the Company his right to exercise his Warrants for the purchase of shares of Common Stock in the manner provided in the Warrant Certificate and this Agreement.

                    SECTION 13. AGREEMENT OF WARRANT HOLDERS.
                    -----------------------------------------

         13.1. Every Registered Holder, by his acceptance thereof, consents and agrees with the Company, the Warrant Agent and every other holder of a Warrant that:

                  a. The Warrants are transferable only on the registry books of the Warrant Agent by the Registered Holder thereof in person or by his attorney duly authorized in writing and only if the Warrant Certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and the Company in their sole discretion, together with payment of any applicable transfer taxes; and

                  b. The Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice or knowledge to the contrary, except as otherwise expressly provided in
Section 6 hereof.

                SECTION 14. CANCELLATION OF WARRANT CERTIFICATES.
                -------------------------------------------------

         14.1. If the Company shall purchase or acquire any Warrant or Warrants, the Warrant Certificate or Warrant Certificates evidencing the same shall thereupon be delivered to the Warrant Agent and canceled by it and retired.

                    SECTION 15. CONCERNING THE WARRANT AGENT.
                    -----------------------------------------

         15.1. The Warrant Agent shall act hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.

         15.2. The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Purchase Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct.

         15.3. The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel. Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the President, its Secretary, or Assistant Secretary (unless other evidence in respect thereof is herein specifically prescribed). The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.

         15.4. The Company agrees to pay the Warrant Agent compensation for its services hereunder and to reimburse it for its expenses hereunder in accordance with the fees listed on Schedule I attached hereto; it further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or willful misconduct.

         15.5. The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own negligence or willful misconduct), after giving 90 days' prior written notice to the Company. At least 45 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant Certificate at the Warrant Agent's expense. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, the Company shall appoint a new warrant agent in writing. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company. After acceptance in writing of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.

         15.6. Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Underwriter, the Company and to the Registered Holder of each Warrant Certificate.

         15.7. The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effects as though it were not Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

                     SECTION 16. MODIFICATION OF AGREEMENT.
                     --------------------------------------

         16.1. The Warrant Agent and the Company may, by supplemental agreement, make any changes or corrections in this Agreement (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which do not adversely affect the interests of the Underwriter or the Registered Holders without receiving the prior written consent of the party adversely affected; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Holders representing not less than 50% of the Warrants of each class then outstanding; and provided, however, that no change in the number or nature of the securities purchasable upon the exercise of any Warrant, or the Purchase Price therefor, or the acceleration of the Warrant Expiration Date, shall be made without the consent in writing of the Registered Holder representing such Warrant, other than such changes as are specifically prescribed by this Agreement as originally executed.

                              SECTION 17. NOTICES.
                              --------------------

         17.1. Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or telecopy or by first class mail, postage prepaid: if to the Registered Holder of a Warrant Certificate, at the address of such holder as shown on the registry books maintained by the Warrant Agent; if to the Company at 7100 Technology Drive, West Melbourne, Florida 32904, Attention: William Kelly, Vice President, or at such other address as may have been furnished to the Warrant Agent in writing by the Company; and if to the Warrant Agent, at its

Corporate Office. Copies of any notice delivered pursuant to this Agreement shall also be delivered to Underwriter at 6501 Congress Avenue, Suite 100, Boca Raton, FL 33487, Attention: Investment Banking Department, or at such other address as may have been furnished to the Company and the Warrant Agent in writing.

                           SECTION 18. GOVERNING LAW.
                           --------------------------

         18.1. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

                           SECTION 19. BINDING EFFECT.
                           ---------------------------

         19.1. This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent and their respective successors and assigns, and the Registered Holders of Warrant Certificates. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation, except for the benefits conferred upon the Underwriter.

                            SECTION 20. TERMINATION.
                            ------------------------

         20.1. This Agreement shall terminate at the close of business on the Expiration Date of the Warrant or such earlier date upon which all Warrants have been exercised, except that the Warrant Agent shall account to the Company for cash held by it and the provisions of Section 14 hereof shall survive such termination.

                            SECTION 21. COUNTERPARTS.
                            -------------------------

         21.1. This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



RELM WIRELESS CORPORATION


------------------------------
David Storey,
 President and Chief Executive Officer


AMERICAN STOCK TRANSFER
AND TRUST COMPANY



------------------------------